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                                                                EXHIBIT 23(h)(4)


                       TRANSFER AGENCY SERVICES AGREEMENT

         THIS AGREEMENT is made as of May 26, 2000 by and between PFPC INC., a Massachusetts corporation ("PFPC"), and LONGLEAF PARTNERS FUNDS TRUST, a Massachusetts business trust (the "Fund"), on behalf of each of the series or portfolios listed on Exhibit A.

                              W I T N E S S E T H:

         WHEREAS, the Fund is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

         WHEREAS, the Fund wishes to retain PFPC to serve as transfer agent, registrar, dividend disbursing agent and shareholder servicing agent to its investment portfolios listed on Exhibit A attached hereto and made a part hereof, as such Exhibit A may be amended from time to time (each a "Portfolio"), and PFPC wishes to furnish such services.

         NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1.       DEFINITIONS.  AS USED IN THIS AGREEMENT:

         (a)      "1933 Act" means the Securities Act of 1933, as amended.

         (b) "1934 Act" means the Securities Exchange Act of 1934, as amended.

         (c) "Authorized Person" means any officer of the Fund and any other person duly authorized by the Fund's Board of Trustees to give Oral Instructions and Written Instructions on behalf of the Fund. An Authorized Person's scope of authority may be limited by setting forth such limitation in a written document signed by both parties hereto.


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         (d)      "CEA" means the Commodities Exchange Act, as amended.

         (e) "Change of Control" means a change in ownership or control (not including transactions between wholly-owned direct or indirect subsidiaries of a common parent) of 25% or more of the beneficial ownership of the shares of common stock or shares of beneficial interest of an entity or its parents(s).

         (f) "Oral Instructions" mean oral instructions received by PFPC from an Authorized Person or from a person reasonably believed by PFPC to be an Authorized Person. PFPC may, in its sole discretion in each separate instance, consider and rely upon instructions it receives from an Authorized Person via electronic mail as Oral Instructions.

         (g)      "SEC" means the Securities and Exchange Commission.

         (h) "Securities Laws" mean the 1933 Act, the 1934 Act, the 1940 Act and the CEA.

         (i) "Shares" mean the shares of beneficial interest of any series or class of the Fund.

         (j) "Written Instructions" mean (i) written instructions signed by an Authorized Person and received by PFPC or (ii) trade instructions transmitted (and received by PFPC) by means of an electronic transaction reporting system access to which requires use of a password or other authorized identifier. The instructions may be delivered by hand, mail, tested telegram, cable, telex or facsimile sending device.

2. APPOINTMENT. The Fund hereby appoints PFPC to serve as transfer agent, registrar, dividend disbursing agent and shareholder servicing agent to the Fund in accordance with the terms set forth in this Agreement. PFPC accepts such appointment and agrees to furnish such services.



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3.       DELIVERY OF DOCUMENTS. The Fund has provided or, where applicable, will provide PFPC with the following:

         (a) At PFPC's request, certified or authenticated copies of the resolutions of the Fund's Board of Trustees, approving the appointment of PFPC or its affiliates to provide services to the Fund and approving this Agreement;

         (b) A copy of the Fund's most recent effective registration statement;

         (c) A copy of the advisory agreement with respect to each investment Portfolio of the Fund;

         (d) A copy of the distribution/underwriting agreement with respect to each class of Shares of the Fund;

         (e) A copy of each Portfolio's administration agreements if PFPC is not providing the Portfolio with such services;

         (f) Copies of any distribution and/or shareholder servicing plans and agreements made in respect of the Fund or a Portfolio;

         (g) A copy of the Fund's organizational documents, as filed with the state in which the Fund is organized; and

         (h) Copies (certified or authenticated where applicable) of any and all amendments or supplements to the foregoing.

4. COMPLIANCE WITH RULES AND REGULATIONS. PFPC undertakes to comply with all applicable requirements of the Securities Laws and any laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by PFPC hereunder. Except as specifically set forth herein, PFPC assumes no responsibility for such compliance by the Fund or any other entity.

5.       INSTRUCTIONS.

         (a) Unless otherwise provided in this Agreement, PFPC shall act only upon Oral Instructions or Written Instructions.

         (b) PFPC shall be entitled to rely upon any Oral Instruction or Written Instruction it receives from an Authorized Person (or from a person reasonably believed by



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                  PFPC to be an Authorized Person) pursuant to this Agreement.
                  PFPC may assume that any Oral Instruction or Written Instruction received hereunder is not in any way inconsistent with the provisions of organizational documents or this Agreement or of any vote, resolution or proceeding of the Fund's Board of Trustees or of the Fund's shareholders, unless and until PFPC receives Written Instructions to the contrary.

         (c) The Fund agrees to forward to PFPC Written Instructions confirming Oral Instructions so that PFPC receives the Written Instructions by the close of business on the same day that such Oral Instructions are received. The fact that such confirming Written Instructions are not received by PFPC or differ from the Oral Instructions shall in no way invalidate the transactions or enforceability of the transactions authorized by the Oral Instructions or PFPC's ability to rely upon such Oral Instructions. Where Oral Instructions or Written Instructions reasonably appear to have been received from an Authorized Person, PFPC shall incur no liability to the Fund in acting upon such Oral Instructions or Written Instructions provided that PFPC's actions comply with the other provisions of this Agreement.

6.       RIGHT TO RECEIVE ADVICE.

         (a) Advice of the Fund. If PFPC is in doubt as to any action it should or should not take, PFPC may request directions or advice, including Oral Instructions or Written Instructions, from the Fund.

         (b) Advice of Counsel. If PFPC shall be in doubt as to any question of law pertaining to any action it should or should not take, PFPC may request advice from counsel



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                  of its own choosing (who may be counsel for the Fund, the
                  Fund's investment adviser or PFPC, at the option of PFPC).

         (c) Conflicting Advice. In the event of a conflict between directions or advice or Oral Instructions or Written Instructions PFPC receives from the Fund, and the advice it receives from counsel, PFPC may rely upon and follow the advice of counsel.

         (d) Protection of PFPC. PFPC shall be protected in any action it takes or does not take in reliance upon directions or advice or Oral Instructions or Written Instructions it receives from the Fund or from counsel and which PFPC believes, in good faith, to be consistent with those directions or advice or Oral Instructions or Written Instructions. Nothing in this section shall be construed so as to impose an obligation upon PFPC (i) to seek such directions or advice or Oral Instructions or Written Instructions, or (ii) to act in accordance with such directions or advice or Oral Instructions or Written Instructions unless, under the terms of other provisions of this Agreement, the same is a condition of PFPC's properly taking or not taking such action.

7. RECORDS; VISITS. The books and records pertaining to the Fund, which are in the possession or under the control of PFPC, shall be the property of the Fund. Such books and records shall be prepared and maintained as required by the 1940 Act and other applicable securities laws, rules and regulations. The Fund and Authorized Persons shall have access to such books and records at all times during PFPC's normal business hours. Upon the reasonable request of the Fund, copies of any such books and records shall be provided by PFPC to the Fund or to an Authorized Person, at the Fund's expense.



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8.       CONFIDENTIALITY. Each party shall keep confidential any information relating to the other party's business ("Confidential Information"). Confidential Information shall include (a) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Fund or PFPC, their respective subsidiaries and affiliated companies and the customers, clients and suppliers of any of them; (b) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Fund or PFPC a competitive advantage over its competitors; (c) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable; and (d) anything designated as confidential. Notwithstanding the foregoing, information shall not be subject to such confidentiality obligations if it: (a) is already known to the receiving party at the time it is obtained; (b) is or becomes publicly known or available through no wrongful act of the receiving party; (c) is rightfully received from a third party who, to the best of the receiving party's knowledge, is not under a duty of confidentiality; (d) is released by the protected party to a third party without restriction; (e) is required to be disclosed by the receiving party pursuant to a requirement of a court order, subpoena, governmental or regulatory agency or law (provided the receiving party will provide the other party written notice of such requirement, to the extent such notice is permitted); (f) is relevant to the defense of any



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         claim or cause of action asserted against the receiving party; or (g)
         has been or is independently developed or obtained by the receiving party.

9. COOPERATION WITH ACCOUNTANTS. PFPC shall cooperate with the Fund's independent public accountants and shall take all reasonable actions in the performance of its obligations under this Agreement to ensure that the necessary information is made available to such accountants for the expression of their opinion, as required by the Fund.

10. PFPC SYSTEM. PFPC shall retain title to and ownership of any and all data bases (excluding Fund information maintained on such data bases), computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights utilized by PFPC in connection with the services provided by PFPC to the Fund.

11. DISASTER RECOVERY. PFPC shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provisions for emergency use of electronic data processing equipment to the extent appropriate equipment is available. In the event of equipment failures, PFPC shall, at no additional expense to the Fund, take reasonable steps to minimize service interruptions. PFPC shall have no liability with respect to the loss of data or service interruptions caused by equipment failure, provided such loss or interruption is not caused by PFPC's own willful misfeasance, bad faith, gross negligence or reckless disregard of its duties or obligations under this Agreement or such loss or interruption is covered by PFPC's insurance maintained pursuant to Section 13 hereof.



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12.      COMPENSATION. As compensation for services rendered by PFPC during the term of this Agreement, the Fund will pay to PFPC a fee or fees as may be agreed to from time to time in writing by the Fund and PFPC. The Fund acknowledges that PFPC may receive float benefits and/or investment earnings in connection with maintaining certain accounts required to provide services under this Agreement.

13.      INSURANCE.

         (a) The Fund. The Fund maintains for its functions and activities and will continue to maintain insurance coverages of the type and with limits appropriate for the businesses carried on pursuant to this Agreement, including at least the following insurance coverages: (i) investment company fidelity bond with standard coverage for employee dishonesty, fraud, forgery, and similar coverages normally included in a mutual fund fidelity bond, (ii) transfer agent errors and omissions insurance, covering employee errors, omissions, and mistakes for such services performed by the Fund or its affiliates and any resulting shareholder losses: (iii) electronic and computer crime coverage, and (iv) check and draft forgery coverage applicable to forged or altered documents. Evidence of such insurance coverage, information on limits, and copies of the policies will be provided upon request by PFPC.

         (b) PFPC. PFPC maintains for its functions and activities and will continue to maintain insurance coverages of the type and with limits appropriate for the businesses carried on pursuant to this Agreement, including at least the following insurance coverages: (i) brokers blanket bond with standard coverage for employee dishonesty, fraud, forgery, and similar coverages normally included in a brokers blanket bond or similar fidelity bond applicable to the transfer agency



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                  business, (ii) transfer agent errors and omissions insurance, covering employee errors, omissions, and mistakes in the performance of transfer agent and similar services performed by PFPC and resulting shareholder losses: (iii) electronic and computer crime coverage, and (iv) check and draft forgery coverage applicable to forged or altered documents. Evidence of such insurance coverage, information on limits, and copies of the policies will be provided upon request by the Fund.

14.      INDEMNIFICATION, RESPONSIBILITY OF THE PARTIES AND LIMITATION ON
         LIABILITY.

         (a) The Fund. PFPC shall not be responsible for, and the Fund shall on behalf of the applicable Series assume responsibility for and indemnify and hold PFPC harmless from and against any and all losses, damages, costs, charges, counsel fees, payments, expenses, and liability arising out of or attributable to:

                  (i) Fraudulent acts, negligent acts, and mistakes, errors and omissions of the types covered by the insurance policies maintained by the Fund pursuant to the provisions of Subsection 13(a), regardless of whether the amount of the loss would be payable by the insurer or would be payable by the Fund because the loss would exceed the limits of the policy or would be within the self-retention layer or deductible, provided such fraudulent acts, negligence acts or mistakes, errors or omissions were committed by trustees, directors, officers, employees, agents or subcontractors of the Fund (other than PFPC or its directors, officers, employees, agents, or subcontractors) in connection with the Fund's performance of its functions or businesses and would cause a loss to the Fund or its shareholders of to the Bank.



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                  (ii)     The Fund's lack of good faith, negligence, or willful
                           misconduct which arise out of the breach of any representation or warranty of the Fund hereunder.

                  (iii) The reliance on or use by PFPC or its agents or subcontractors of information, records, documents, or services which (i) are received by PFPC or its agents or subcontractors, and (ii) have been prepared, maintained or performed by the Fund or any other person or firm on behalf of the Fund, including but not limited to any previous transfer agent or registrar.

                  (iv) The reliance on, or the carrying out by PFPC or its agents or subcontractors of any instructions or request of the Fund on behalf of the applicable Series.

                  (v) The offer or sale of Shares in violation of any requirement under the federal or state securities laws or regulations, or in violation of any stop order or other determination or ruling by any federal agency or any state with respect to the offer of sale of such Shares.

                  (vi) Any actions or omission to act which PFPC takes in connection with the provision of services to the Company hereunder, except to the extent that such acts or omissions require PFPC to indemnify the Fund pursuant to Section 14(b) of this Agreement.

                  (vii) In order that the indemnification provisions contained herein shall apply, upon the assertion of a claim for which the Fund may be required to indemnify PFPC, PFPC shall promptly notify the Fund of such assertion,



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                           and shall keep the Fund advised with respect to all
                           developments concerning such claim. The Fund shall have the option to participate with PFPC in the defense of such claim or to defend against such claim in its own name through its insurance company or in the name of PFPC. PFPC shall in no case confess any claim or make any compromise in any case in which the Fund may be required to indemnify PFPC except with the Fund's prior written consent.

         (b) PFPC. The Fund shall not be responsible for, and PFPC shall assume responsibility for and indemnify and hold the Fund and the applicable Series harmless from and against any and all losses, damages, costs, charges, counsel fees, payments, expenses, and liability arising out of or attributable to:

                  (i) Fraudulent acts, negligent acts, and mistakes, errors and omissions of the types covered by the insurance policies maintained by PFPC pursuant to the provisions of Subsection 13(b), regardless of whether the amount of the loss would be payable by the insurer or would be payable by PFPC because the loss would exceed the limits of the policy or would be within the self-retention layer or deductible, provided such fraudulent acts, negligence acts or mistakes, errors or omissions were committed by directors, officers, employees, agents or subcontractors of PFPC (other than the Fund or its Series, or trustees, directors, officers, employees, agents, or subcontractors) in connection with PFPC's performance of its functions or businesses and would cause a loss to the Fund or its shareholders or to PFPC.



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                  (ii)     PFPC's lack of good faith, negligence, or willful
                           misconduct which arise out of the breach of any representation or warranty of PFPC hereunder.

                  (iii) The reliance on or use by the Fund, its agents or subcontractors of information, records, documents, or services which (i) are received by the Fund or its agents or subcontractors, and (ii) have been prepared, maintained or performed by PFPC and/or any other person or firm on behalf of PFPC.

                  (iv) The reliance on, or the carrying out by the Fund or its agents or subcontractors of any instructions or request of PFPC.

                  (v) In order that the indemnification provisions contained herein shall apply, upon the assertion of a claim for which PFPC may be required to indemnify the Fund, the Fund shall promptly notify PFPC of such assertion, and shall keep PFPC advised with respect to all developments concerning such claim. PFPC shall have the option to participate with the Fund in the defense of such claim or to defend against such claim in its own name or through its insurance company or in the name of the Fund. The Fund shall in no case confess any claim or make any compromise in any case in which PFPC may be required to indemnify the Fund except with PFPC's prior written consent.

          (c) Notwithstanding anything in this Agreement to the contrary, neither party nor its affiliates shall be liable to the other party for any consequential, special or indirect losses or damages, whether or not the likelihood of such losses or damages was known by such party.

          (d) Each party shall have a duty to mitigate damages for which the other party may become responsible.



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15.      DESCRIPTION OF SERVICES.

         (a)      Services Provided on an Ongoing Basis, If Applicable.

                  (i)      Calculate 12b-1 payments;

                  (ii)     Maintain shareholder registrations;

                  (iii) Review new applications and correspond with shareholders to complete or correct information;

                  (iv)     Direct payment processing of checks or wires;

                  (v) Prepare and certify stockholder lists in conjunction with proxy solicitations;

                  (vi)     Countersign share certificates;

                  (vii) Prepare and mail to shareholders confirmation of activity;

                  (viii) Provide toll-free lines for direct shareholder use, plus customer liaison staff for on-line inquiry response;

                  (ix) Mail duplicate confirmations to broker-dealers of their clients' activity, whether executed through the broker-dealer or directly with PFPC;

                  (x) Provide periodic shareholder lists and statistics to the Fund;

                  (xi) Provide detailed data for underwriter/broker confirmations;

                  (xii) Prepare periodic mailing of year-end tax and statement information;

                  (xiii) Notify on a timely basis the investment adviser, accounting agent, and custodian of fund activity; and

                  (xiv) Perform other participating broker-dealer shareholder services as may be agreed upon from time to time.

         (b) Services Provided by PFPC Under Oral Instructions or Written Instructions.

                  (i) Accept and post daily Share purchases and redemptions;

                  (ii) Accept, post and perform shareholder transfers and exchanges;

                  (iii)    Pay dividends and other distributions;





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                  (iv)     Solicit and tabulate proxies; and

                  (v) Issue and cancel certificates (when requested in writing by the shareholder).

         (c) Purchase of Shares. PFPC shall issue and credit an account of an investor, in the manner described in the Fund's prospectus.

         (d) Redemption of Shares. PFPC shall redeem Shares only if that function is properly authorized by the certificate of incorporation or resolution of the Fund's Board of Trustees. Shares shall be redeemed and payment therefor shall be made in accordance with the Fund's prospectus, when the recordholder tenders Shares in proper form and directs the method of redemption. If Shares are received in proper form, Shares shall be redeemed before the funds are provided to PFPC from the Fund's custodian (the "Custodian"). If the recordholder has not directed that redemption proceeds be wired, when the Custodian provides PFPC with funds, the redemption check shall be sent to and made payable to the recordholder, unless:

                  (i) the surrendered certificate is drawn to the order of an assignee or holder and transfer authorization is signed by the recordholder; or

                  (ii) transfer authorizations are signed by the recordholder when Shares are held in book-entry form.

                  When a broker-dealer acting under and authorized by a Trading Agreement with the Fund notifies PFPC of a redemption desired by a customer, and the Custodian provides PFPC with funds, PFPC shall prepare and send the redemption in accord with such authorized broker-dealer's instructions.



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         (e)      Dividends and Distributions. Upon receipt of a resolution of the Fund's Board of Trustees authorizing the declaration and payment of dividends and distributions, PFPC shall issue dividends and distributions declared by the Fund in Shares, or, upon shareholder election, pay such dividends and distributions in cash, if provided for in the Fund's prospectus. Such issuance or payment, as well as payments upon redemption as described above, shall be made after deduction and payment of the required amount of funds to be withheld in accordance with any applicable tax laws or other laws, rules or regulations. PFPC shall mail to the Fund's shareholders such tax forms and other information, or permissible substitute notice, relating to dividends and distributions paid by the Fund as are required to be filed and mailed by applicable law, rule or regulation. PFPC shall prepare, maintain and file with the IRS and other appropriate taxing authorities reports relating to all dividends above a stipulated amount paid by the Fund to its shareholders as required by tax or other law, rule or regulation.

         (f)      Shareholder Account Services.

                  (i) PFPC may arrange, in accordance with the prospectus, for issuance of Shares obtained through:

                           -        Any pre-authorized check plan; and
                           -        Direct purchases by authorized
                                    broker-dealers, checks and applications.

                  (ii) PFPC may arrange, in accordance with the prospectus, for a shareholder's:

                           - Exchange of Shares for shares of another fund with which the Fund has exchange privileges;
                           - Automatic redemption from an account where that shareholder participates in a automatic redemption plan; and/or
                           - Redemption of Shares from an account with a checkwriting privilege.



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         (g)      Communications to Shareholders. Upon timely Written
                  Instructions, PFPC shall mail all communications by the Fund to its shareholders, including:

                  (i)      Reports to shareholders;

                  (ii)     Confirmations of purchases and sales of Fund shares;

                  (iii)    Monthly or quarterly statements;

                  (iv)     Dividend and distribution notices;

                  (v)      Proxy material; and

                  (vi)     Tax form information.

                  In addition, PFPC will receive and tabulate the proxy cards for the meetings of the Fund's shareholders.

         (h) Records. PFPC shall maintain records of the accounts for each shareholder showing the following information:

                  (i) Name, address and United States Tax Identification or Social Security number;

                  (ii) Number and class of Shares held and number and class of Shares for which certificates, if any, have been issued, including certificate numbers and denominations;

                  (iii) Historical information regarding the account of each shareholder, including dividends and distributions paid and the date and price for all transactions on a shareholder's account;

                  (iv) Any stop or restraining order placed against a shareholder's account;

                  (v) Any correspondence relating to the current maintenance of a shareholder's account;

                  (vi)     Information with respect to withholdings; and

                  (vii) Any information required in order for PFPC to perform any calculations required by this Agreement.

         (i) Lost or Stolen Certificates. PFPC shall place a stop notice against any certificate reported to be lost or stolen and comply with all applicable federal regulatory



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                           requirements for reporting such loss or alleged
                           misappropriation. A new certificate shall be registered and issued only upon:

                  (i) The shareholder's pledge of a lost instrument bond or such other appropriate indemnity bond issued by a surety company approved by PFPC; and

                  (ii) Completion of a release and indemnification agreement signed by the shareholder to protect PFPC and its affiliates.

         (j) Shareholder Inspection of Stock Records. Upon a request from any Fund shareholder to inspect stock records, PFPC will notify the Fund and the Fund will issue instructions granting or denying each such request. Unless PFPC has acted contrary to the Fund's instructions, the Fund agrees to and does hereby release PFPC from any liability for refusal of permission for a particular shareholder to inspect the Fund's stock records.

         (k) Withdrawal of Shares and Cancellation of Certificates. Upon receipt of Written Instructions, PFPC shall cancel outstanding certificates surrendered by the Fund to reduce the total amount of certificated shares by the number of shares surrendered by the Fund.

         (l) Lost Shareholders. PFPC shall perform such services as are required in order to comply with Rules 17a-24 and 17Ad-17 of the 1934 Act (the "Lost Shareholder Rules"), including, but not limited to, those set forth below. PFPC may, in its sole discretion, use the services of a third party to perform some of or all such services.

                  (i)      documentation of search policies and procedures;

                  (ii)     execution of required searches;



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                  (iii)    tracking results and maintaining data sufficient to
                           comply with the Lost Shareholder Rules; and

                  (iv) preparation and submission of data required under the Lost Shareholder Rules. Except as set forth above, PFPC shall have no responsibility for any escheatment services.

         (m) Print Mail. In addition to performing the foregoing services, the Fund hereby engages PFPC as its print/mail service provider with respect to those items identified in the Fee Letter.

         (n) PFPC agrees to use its best and commercially reasonable efforts to provide the services described herein in accordance with the service level standards set forth in Exhibit C attached hereto.

16. DURATION AND TERMINATION. This Agreement shall continue until terminated by the Fund or by PFPC on sixty (60) days' prior written notice to the other party. In the event the Fund gives notice of termination, all expenses associated with movement (or duplication) of records and materials and conversion thereof to a successor transfer agent or other service provider, and all trailing expenses incurred by PFPC, will be borne by the Fund.

17. NOTICES. Notices shall be addressed (a) if to PFPC, at 400 Bellevue Parkway, Wilmington, Delaware 19809, Attention: President; (b) if to the Fund, c/o Southeastern Asset Management, Inc., 6410 Poplar Avenue, Suite 900, Memphis, Tennessee 38119, Attention: President or (c) if to neither of the foregoing, at such other address as shall have been given by like notice to the sender of any such notice or other communication by the other party. If notice is sent by confirming telegram, cable, telex or facsimile sending device, it shall be deemed to have been given immediately. If notice is sent by first-class mail, it shall be deemed to have been given three days after it has been mailed. If notice is sent by messenger, it shall be deemed to have been given on the day it is delivered.

18. AMENDMENTS. This Agreement, or any term thereof, may be changed or waived only by a written amendment, signed by the party against whom enforcement of such change or waiver is sought.

19. DELEGATION; ASSIGNMENT. PFPC may assign its rights and delegate its duties hereunder to any majority-owned direct or indirect subsidiary of PFPC or of PNC Bank Corp., provided that PFPC gives the Fund 30 days prior written notice of such assignment or delegation. Notwithstanding the foregoing, PFPC agrees to provide substantially all of services set forth hereunder in Massachusetts so long as it maintains a facility capable of performing such services in Massachusetts.

20. NON-SOLICITATION. During the term of this Agreement and for a period of one year afterward, the Fund shall not recruit, solicit, employ or engage, for the Fund or any other person, any of PFPC's employees without PFPC's prior approval.

21. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

22. FURTHER ACTIONS. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

23.      MISCELLANEOUS.

         (a) Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties.

         (b) No Changes that Materially Affect Obligations. Notwithstanding anything in this Agreement to the contrary, the Fund agrees not to adopt any policies which would affect materially the obligations or responsibilities of PFPC hereunder without the prior written approval of PFPC, which approval shall not be unreasonably withheld or delayed.

         (c) Captions. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

         (d) Governing Law. This Agreement shall be deemed to be a contract made in Massachusetts and governed by Massachusetts law, without regard to principles of conflicts of law.

         (e) Partial Invalidity. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

         (f) Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         (g) No Representations or Warranties. Except as expressly provided in this Agreement, PFPC hereby disclaims all representations and warranties, express or implied, made to the Fund or any other person, including, without limitation, any warranties regarding quality, suitability, merchantability, fitness for a particular purpose or otherwise (irrespective of any course of dealing, custom or usage of trade), of any services or any goods provided incidental to services provided under this Agreement. PFPC disclaims any warranty of title or non-infringement except as otherwise set forth in this Agreement.

         (h) Facsimile Signatures. The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

24. INTERNET ACCESS SERVICES. PFPC shall provide to the Fund the internet access services as set forth on Exhibit B attached hereto and made a part hereof, as such Exhibit B may be amended from time to time.

25. TRUSTEE LIABILITY. The Fund and PFPC agree that the obligations of the Fund under the Agreement shall not be binding upon any of the Trustees, shareholders, nominees, officers, employees or agents, whether past, present or future, of the Fund or its individual series but are binding only upon the assets and property of the Fund or its individual series, as provided in the Declaration of Trust. The execution and delivery of this Agreement have been authorized by the Trustees of the Fund, and signed by an authorized officer of the Fund, acting as such, and neither such authorization by such Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them or any shareholder of the Fund or its individual series or to impose any liability on any of them or any shareholder of the Fund personally, but shall bind only the assets and property of the Fund or its individual series as provided in the Declaration of Trust.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.


                                    PFPC INC.



                                    By: /s/ James L. Fox
                                        ----------------------------------------
                                    Title: Vice Chairman
                                           -------------------------------------


                                    LONGLEAF PARTNERS FUNDS TRUST



                                    By: /s/ Charles D. Reaves
                                        ----------------------------------------
                                    Title: Executive Vice President
                                           -------------------------------------

                                    EXHIBIT A

         THIS EXHIBIT A, dated as of May 26, 2000, is Exhibit A to that certain Transfer Agency Services Agreement dated as of May 26, 2000, between PFPC Inc. and Longleaf Partners Funds Trust.

                                   PORTFOLIOS

                                               TIN                 CUSIP
                                               ---                 -----
Longleaf Partners Fund                      63-6147721           54306910-8
Longleaf Partners Small-Cap Fund            62-1376170           54306920-7
Longleaf Partners Realty Fund               62-1616883           54306930-6
Longleaf Partners International Fund        62-1749486           54306940-5

                                    EXHIBIT B

                         ONLINE INTERNET ACCESS SERVICES

         THIS EXHIBIT B, dated as of May 26, 2000, is Exhibit B to the Transfer Agency Services Agreement dated May 26, 2000 (the "Agreement") between Longleaf Partners Funds Trust (the "Fund") and PFPC Inc. ("PFPC"). This Exhibit B shall supersede all previous forms of Exhibit B to the Agreement as of the date hereof.

1. DEFINITIONS. Any term not herein defined shall have the meaning given such term in the Agreement. The following definitions shall apply to this Exhibit B:

         (a) "Customer Options" means the series of edits and instructions mutually agreed upon by the Fund and PFPC through which the Fund specifies its instructions for Transactions listed on Attachment 1 attached hereto and made a part hereof, as such Attachment 1 may be amended from time to time.

         (b) "Fund Web Site" means the collection of electronic documents, electronic files and pages residing on any computer system(s) maintained on behalf of the Fund and accessible at www.longleafpartners.com, connected to the Internet and accessible by hypertext link through the World Wide Web to and from PFPC's Web Site.

         (c) "Online Internet Access Services" or "Internet Services" means the services identified in Section 2 and any additional services set forth on the Attachment 2 attached hereto and made a part hereof to be provided by PFPC utilizing the Fund Web Site, the Internet and certain software, equipment and systems provided by PFPC, telecommunications carriers and security providers which have been certified by ICSA or a nationally-recognized audit firm (including but not limited to firewalls and encryption), whereby Transactions may be requested in the Fund by accessing the PFPC Web Site via hypertext link from the Fund Web Site.

         (d) "PFPC Web Site" means the collection of electronic documents, electronic files and pages residing on PFPC's computer system(s) (or those elements of the computer system of one or more Internet Service Providers ("ISPs") retained by PFPC and necessary for PFPC's services hereunder), connected to the Internet and accessible by hypertext link from the Funds Web Site through the World Wide Web, where the Transaction data fields and related screens provided by PFPC may be viewed.

         (e) "Phase I Transactions" means responding to requests through the Online Internet Access Service for (i) most recent Fund dividend information;
(ii) shareholder account balance information; and (iii) most recent shareholder account transactions.

         (f) "Phase II Transactions" means Phase I Transactions plus those services and transactions listed on PFPC's schedule of Phase II services, as PFPC shall provide to the Fund from time to time (the "Phase II Schedule").

         (g) "Service Commencement Date" means the first date upon which responses to Phase I Transaction requests are available through PFPC's Online Internet Access Service to Shareholders or to other visitors to the Fund Web Site.

         (h) "Shareholder" means the record owner or authorized agent of the record owner of shares of the Fund.

         (i) "Transaction" means any Phase I Transaction or Phase II
Transaction.

2. PFPC RESPONSIBILITIES. Subject to the provisions of this Exhibit B, PFPC shall provide or perform, or shall retain other Persons to provide or perform, the following, at PFPC's expense (unless otherwise provided herein):

          (a) provide all computers, telecommunications equipment, encryption technology and other materials and services reasonably necessary to develop and maintain the PFPC Web Site to permit persons to be able to view information about the Fund and to permit Shareholders with appropriate identification and access codes (if required by the Phase II Schedule) to initiate Transactions;

         (b) address and mail, at the Fund's expense, notification and promotional mailings and other communications provided by the Fund to Shareholders regarding the availability of Online Internet Access Services;

         (c) prepare and process applications for Internet Services from Shareholders determined by the Fund to be eligible for such services and issue logon ID, PIN numbers and welcome letters to such Shareholders according to the policies of the Fund;

         (d) establish (and, as applicable, cooperate with the Fund to implement and maintain) a hypertext link between the PFPC Web Site and the Fund Web Site;

         (e) establish systems to guide, assist and permit Shareholders who access the PFPC Web Site from the Fund Web Site to electronically create and transmit Transaction requests to PFPC;

         (f) deliver to the Fund three (3) copies of the PFPC Online Internet Access Service User Guide, as well as all updates thereto on a timely basis;

         (g) deliver a monthly billing report to the Fund, which shall include a report of Transactions;

         (h) provide a form of encryption as agreed by PFPC and the Fund from time to time that is generally available to the public in the U.S. for standard Internet browsers and establish, monitor and verify firewalls and other security features (commercially reasonable for this type of information and data) and exercise commercially reasonable efforts to attempt to maintain the security and integrity of the PFPC Web Site;

         (i) exercise reasonable efforts to maintain all on-screen disclaimers and copyright, trademark and service mark notifications, if any, provided by the Fund to PFPC in writing from time to time, and all "point and click" features of the PFPC Web Site relating to Shareholder acknowledgment and acceptance of such disclaimers and notifications;

         (j) provide periodic site visitation (hit reports) and other information regarding Shareholder/visitor activity under this Agreement as agreed by PFPC and the Fund from time to time;

         (k) monitor the telephone lines involved in providing the Internet Services, inform the Fund promptly of any malfunctions or service interruptions and cooperate with the Fund to remedy such malfunctions or service interruptions;

         (l) PFPC shall periodically scan its Internet interfaces and the PFPC Web Site for viruses and promptly remove any such viruses located thereon; and

3. FUND RESPONSIBILITIES. Subject to the provisions of this Exhibit B and the Agreement, the Fund shall at its expense (unless otherwise provided herein):

         (a) provide, or retain other persons to provide, all computers, telecommunications equipment, encryption technology and other materials, services, equipment and software reasonably necessary to develop and maintain the Fund Web Site, including the functionality necessary to maintain the hypertext links to the PFPC Web Site;

         (b) provide the Customer Options list to PFPC, in the format requested by PFPC, for Phase I and Phase II Transactions, as the Fund shall authorize, and promptly provide PFPC written notice of changes in Fund policies or procedures requiring changes in the Customer Options;

         (c) work with PFPC to develop Internet marketing materials for Shareholders and forward a copy of appropriate marketing materials to PFPC;

         (d) revise and update the applicable prospectus(es) and other pertinent materials, such as User Agreements with Shareholders, to include the appropriate consents, notices and disclosures for Internet Services, including disclaimers and information reasonably requested by PFPC;

         (e) maintain all on-screen disclaimers and copyright, trademark and service mark notifications, if any, provided by PFPC to the Fund in writing from time to time, and all "point and click" features of the Fund Web Site relating to acknowledgment and acceptance of such disclaimers and notifications; and

         (f) design and develop the Fund Web Site functionality necessary to facilitate, implement and maintain the hypertext links to the PFPC Web Site and the various Transaction web pages and otherwise make the Fund Web Site available to Shareholders.

4. ADDITIONAL FEES FOR INTERNET SERVICES. As consideration for the performance by PFPC of the Internet Services, the Fund will pay the fees set forth in a separate fee letter as agreed between the parties from time to time.

5. PROPRIETARY RIGHTS.

         (a) Each of the parties acknowledges and agrees that it obtains no rights in or to any of the software, hardware, processes, trade secrets, proprietary information or distribution and communication networks of the other under this Exhibit. Any software, interfaces or other programs a party provides to the other hereunder shall be used by such receiving party only during the term of the Agreement and only in accordance with the provisions of this Exhibit B and the Agreement. Any interfaces, other software or other programs developed by one party shall not be used directly or indirectly by or for the other party or any of its affiliates to connect such receiving party or any affiliate to any other person, without the first party's prior written approval, which it may give or withhold in its sole discretion. Except in the normal course of business and in conformity with Federal copyright law or with the other party's consent, neither party nor any of its affiliates shall disclose, use, copy, decompile or reverse engineer any software or other programs provided to such party by the other in connection herewith.

         (b) The Fund Web Site and the PFPC Web Site may contain certain intellectual property, including, but not limited to, rights in copyrighted works, trademarks and trade dress that is the property of the other party. Each party retains all rights in such intellectual property that may reside on the other party's web site, not including any intellectual property provided by or otherwise obtained from such other party. To the extent the intellectual property of one party is cached to expedite communication, such party grants to the other a limited, non-exclusive, non-transferable license to such intellectual property for a period of time no longer than that reasonably necessary for the communication. To the extent that the intellectual property of one party is duplicated within the other party's web site to replicate the "look and feel," trade dress or other aspect of the appearance or functionality of the first site, that party grants to the other a limited, non-exclusive, non-transferable license to such intellectual property for the duration of the Agreement. This license is limited to the intellectual property needed to replicate the appearance of the first site and does not extend to any other intellectual property owned by the owner of the first site. Each party warrants that it has sufficient right, title and interest in and to its web site and its intellectual property to enter into these obligations, and that to its knowledge, the license hereby granted to the other party does not and will not infringe on any U.S. patent, U.S. copyright or other U.S. proprietary right of a third party.

6. REPRESENTATION AND WARRANTY. Neither party shall knowingly insert into any interface, other software, or other program provided by such party to the other hereunder, or accessible on the PFPC Web Site or Fund Web Site, as the case may be, any "back door," "time bomb," "Trojan Horse," "worm," "drop dead device," "virus" or other computer software code or routines or hardware components designed to disable, damage or impair the operation of any system, program or operation hereunder. For failure to comply with this warranty, the non-complying party shall immediately replace all copies of the affected work product, system or software. All costs incurred with replacement including, but not limited to cost of media, shipping, deliveries and installation shall be borne by such party.

7. LIABILITY LIMITATIONS; INDEMNIFICATION.

         (a) THE INTERNET. Each party acknowledges that the Internet is an unsecured, unstable, unregulated, unorganized and unreliable network, and that the ability of the other party to provide or perform services or duties hereunder is dependent upon the Internet and equipment, software, systems, data and services provided by various telecommunications carriers, equipment manufacturers, firewall providers, encryption system developers and other vendors and third parties. Each party agrees that the other shall not be liable in any respect for the functions or malfunctions of the Internet. Each party agrees the other shall not be liable in any respect for the actions or omissions of any third party wrongdoers (i.e., hackers not employed by such party or its affiliates) or of any third parties involved in the Internet Services and shall not be liable in any respect for the selection of any such third party, unless such party breached the standard of care specified herein with respect to that selection.

         (b) PFPC'S EXPLICIT DISCLAIMER OF CERTAIN WARRANTIES. EXCEPT AS PROVIDED IN SECTIONS 2 AND 4, ALL SOFTWARE AND SYSTEMS DESCRIBED IN THIS AGREEMENT ARE PROVIDED "AS-IS" ON AN "AS-AVAILABLE" BASIS, AND PFPC HEREBY SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND IMPLIED WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE.

8.  MISCELLANEOUS.

         (a) Independent Contractor. The parties to this Agreement are and shall remain independent contractors, and nothing herein shall be construed to create a partnership or joint venture between them and none of them shall have the power or authority to bind or obligate the other in any manner not expressly set forth herein. Any contributions to the PFPC Web Site by the Fund and any contributions to the Fund Web Site by PFPC shall be works for hire pursuant to
Section 101 of the Copyright Act.

         (b) Conflict with Agreement. In the event of a conflict between specific terms of this Exhibit B and the Agreement, this Exhibit B shall control as to the Internet Services.

LONGLEAF PARTNERS FUNDS TRUST



By: /s/ Charles D. Reaves
    -------------------------------
Name:  Charles D. Reaves
Title: Executive Vice President


PFPC INC.



By: /s/ James L. Fox
    -------------------------------
Name:  James L. Fox
Title: Vice Chairman

                                  ATTACHMENT 1

     ADDITIONAL ONLINE INTERNET ACCESS SERVICES/DESCRIPTIONS/SPECIFICATIONS

THIS ATTACHMENT 1, dated as of May 26, 2000, is Attachment 1 to Exhibit B to a Transfer Agency Services Agreement dated as of May 26, 2000 between the undersigned. This Attachment 1 shall supersede all previous forms of Attachment 1 as of the date hereof.

None


LONGLEAF PARTNERS FUNDS TRUST



By: /s/ Charles D. Reaves
    -------------------------------
Name:  Charles D. Reaves
Title: Executive Vice President


PFPC INC.



By: /s/ James L. Fox
    -------------------------------
Name:    James L. Fox
Title:   Vice Chairman

                                  ATTACHMENT 2

                              CUSTOMER OPTIONS LIST

THIS ATTACHMENT 2, dated as of May 26, 2000 is Attachment 2 to Exhibit B to the Transfer Agency Services Agreement dated as of May 26, 2000 between the undersigned. This Attachment 2 shall supersede all previous forms of Attachment 2 as of the date hereof.

         1. A logon I.D. and PIN are required to access PFPC's Online Internet Access Services.

         2. Shareholder's Web Browser and ISP must support Secure Sockets Layer (SSL) encryption technology.

         3. In order to use PFPC's Online Internet Access Services, Shareholders will need the following:

                  a. An Internet service provider (which can be a national provider such as America Online, CompuServe, Prodigy; or local service provider).

                  b. At a minimum, an Intel 486 class machine with 16 MB RAM, VGA monitor, and 14.4kbps modem running MS Windows 3.1 3.11, Windows 95 or Windows NT.

                  c. Web Browser software supporting Secure Sockets Layer (Netscape 3.0 and MS Internet Explorer 3.0 provide such support). For best results, a Web Browser capable of supporting Java Script (such as Netscape Navigator version 4.0 and higher or MS Internet Explorer version 4.0 and higher) is recommended.

         4. In order to use PFPC's Online Internet Access Services, Shareholders will be required to complete a PFPC Online Application, which can be completed over the phone or via U.S. mail.

         5. PFPC will not provide any software for access to the Internet; software must be acquired from a third-party vendor.

         6. Items such as Shareholder name, address, tax identification numbers and bank account numbers will not be displayed by PFPC on the PFPC Web Site

         7. The following type of authentication will be required for Internet Transaction access:

                  a. For Fund prices (NAV information) and distribution information no security processing will be required; and

                  b.       For account balances and account history information
                           - a valid Logon I.D. and PIN are required.



LONGLEAF PARTNERS FUNDS TRUST



By: /s/ Charles D. Reaves
    -------------------------------
Name:  Charles D. Reaves
Title: Executive Vice President


PFPC INC.



By: /s/ James L. Fox
    -------------------------------
Name:    James L. Fox
Title:   Vice Chairman